Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of
Timeline, Inc.

      We consent to the incorporation by reference in the registration statements (No. 333-4386 and 333-2190) on Form S-8 of Timeline, Inc. of our report dated June 21, 2002, with respect to the consolidated balance sheets of Timeline, Inc. and subsidiaries as of March 31, 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the year then ended, which report appears in the March 31, 2002 annual report on Form 10-KSB of Timeline, Inc.

      Our report dated June 21, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses and negative cash flows from operations and has a net working capital deficit of $448,937 at March 31, 2002, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Seattle, Washington
July 1, 2002


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